Exhibit 10.152

[INSERT IRC LETTERHEAD]

December 30, 2002

Dr. John Bonfiglio

13195 Seagrove Street

San Diego, CA  92130

Dear John:

Pursuant to this letter agreement (the “Agreement”) and subject to completing background investigations, we are pleased to make to you the following offer of employment with The Immune Response Corporation (the “Company”):

1.             Responsibilities

Your title will be Chief Executive Officer (or CEO) of the Company, effective January [6], 2003 (the “Effective Date”).  As the CEO, you will report to the Board of Directors of the Company (the “Board”).  You also will serve as a member of the Board.

2.             Term of Employment

The initial term of your employment shall commence on the Effective Date and shall, except as provided in Section 4.1 hereof, continue through December 31, 2004 (the “Initial Term”).  Thereafter, the term of this Agreement shall be automatically extended for successive and additional two-year periods, unless either party shall provide a written notice of termination to the other at least ninety (90) days prior to the end of the Initial Term or any extended term.  The term of this Agreement is subject to early termination in accordance with the provisions set forth in Section 3 hereof.

3.             Compensation and Benefits

You shall be entitled to the following:

Base salary at the annual rate of $260,000, or at such increased rate as the Board, in its sole discretion, may hereafter from time to time determine (“Base Salary”), payable bi-weekly.  During the term of this Agreement, your Base Salary will be reviewed annually by the Board to determine whether such Base Salary should be increased in light of your duties, responsibilities and performance, and, if it is determined by the Board that an increase is merited, such increase shall be promptly put into effect and your Base Salary, as so increased, shall constitute your Base Salary for purposes of this Section 2.1.

Within thirty (30) days after the Effective Date, the Board shall meet with you to discuss the terms and conditions under which you shall be paid an annual bonus, whereby the Board and you shall mutually agree on (a) the standards by which an annual bonus shall be paid to you and (b) the amount of such annual bonus or the formula by which such annual bonus amount is to be determined.  The bonus amount may be up to (but not greater than) 150% of base salary.

3.1                                 The Company will provide health benefits to the CEO and his family at the Company’s cost.  The Company will also pay for a term life insurance policy for a total of not less than $400,000.  All other benefits (disability insurance, 401k Plan, flex spending account) shall be according to the existing Company policies.

3.2                                 A minimum of four (4) weeks annual paid vacation or vacation time consistent with that offered to other executives of the Company.

3.3                                 Subject to receipt of all requisite approvals of the Board, you will receive a grant of stock options to purchase 750,000 shares of the common stock of the Company (the “CEO Options”) that will vest in accordance with the Company’s stock option plan or as otherwise set forth in this Section 3.3.  The exercise price for the CEO Options will be the closing price of the stock on the day the approval of the Board is obtained.  The CEO Options will vest according to the following schedule:

(a)                                  50,000 options will vest immediately on the Effective Date;

(b)                                 75,000 options will vest in such amounts and upon the achievement of such milestones as shall be agreed to by the CEO and the Board within thirty (30) days after the Effective Date;

(c)                                  125,000 options will vest immediately upon the earlier to occur of (i) the date which is twelve (12) months after the Effective Date, (ii) if the Board decides to relocate the CEO in accordance with Section 4.5, the date on which the CEO and his family are legally domiciled in the State of Pennsylvania and (iii) if the Board decides to not relocate the CEO in accordance with Section 4.5, the date of such decision by the Board; and

(d)                                 The remainder will vest pro rata over the next three years on a daily basis.

In the event of the occurrence of a Change of Control (as described below), the CEO Options (or any substituted stock options) shall, as of the date of such

Change of Control, vest in full and become fully exercisable to the extent not previously vested or exercisable, and shall continue to be exercisable for a period of six (6) months or until the applicable expiration date of such options (in accordance with their terms), whichever period is shorter. For purposes of this Agreement, “Change of Control” shall mean any of the following events:

(1)                                  a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company’s stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

(2)                                  either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled subsidiary of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled subsidiary of any other entity) immediately following the reverse merger (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled subsidiary, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

(3)                                  an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled Subsidiary of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

(4)                                  the individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board.  If the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a public offering (including the initial or any subsequent public offering) of the common stock of the Company shall not be considered a “Change of Control.”

3.4                                 Reimbursement from the Company for all reasonable and customary expenses incurred by you in performing services under this Agreement, including travel expenses, expenses related to wireless communications (cell phone and if necessary Blackberry) and reasonable expenses related to home communications for the company (e.g., high speed internet access, fax, computer and accessories if needed) and other out-of-pocket expenses, in accordance with your expense account and the Company’s reimbursement policies and provided that you shall submit to the Company reasonable documentation with respect to such expenses.

4.             Termination of Employment

4.1                                 Events of Termination

Your employment with the Company may be terminated prior to the expiration of the

Initial Term or extended term set forth in Section 1.1 hereof as follows:

(a)                                  With Cause.  Your employment with the Company may be terminated at any time for “Cause.”  As used in this Agreement, the term “Cause” shall mean (i) your willful misconduct or willful failure to fulfill and perform your stated duties, including the obligations stated herein, which misconduct or failure, if curable, is not fully cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof, (ii) any material breach by you of any provision of this Agreement, which, if curable, is not fully cured to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof, (iii) a refusal to relocate in accordance with the Board’s decision as contemplated by Section 4.5 or (iv) your committing an act of theft, fraud, dishonesty, embezzlement with regard to the Company or your conviction of a felony.  For purposes hereof, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

(b)                                 Without Cause; Good Reason.  Your employment with the Company may be terminated, by either party, upon not less than ninety (90) days prior written notice to the other, without Cause by the Company or for “Good Reason” by you.  As used herein, the term “Good Reason” shall mean the occurrence, without your consent, of any of the following:  (i) any material diminution of your position, duties or responsibilities hereunder (except in each case in connection with the termination of your employment for Cause or disability or as a result of your death, or temporarily as a result of your illness or other absence, or any diminution of duties resulting from the hiring by the Company of a new Chief Executive Officer) and (ii) any material breach by the Company of any provision of this Agreement; provided, however, that you give the Company written notice of such breach with a thirty (30) day opportunity for the Company to cure such breach.

(c)                                  Death.  In the event of your death, your employment shall terminate on the date of death.

(d)                                 Disability.  In the event of your Disability (as defined below), the Company may terminate your employment by giving to you a written notice of termination.  Such notice shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination given.  For purposes of this Agreement, “Disability” means your inability to substantially perform your duties hereunder for ninety (90) consecutive days or one hundred eighty (180) days out of three hundred sixty five (365) days as a result of a physical or mental illness or condition, all as determined in good faith by the Board.

4.2                                 The Company’s Obligations Upon Termination

Following the termination of your employment under the circumstances described below, the Company shall pay to you the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that you now have or hereafter may have against the Company in connection herewith subject to your executing and delivering a release to the Company as provided in Section 4.4 below prior to the provision of the compensation and benefits set forth below:

(a)                                  Termination Without Cause by the Company or with Good Reason by You or Failure by the Company to Extend Your Term.  In the event that your employment shall be terminated by the Company pursuant to Section 3.1(b) hereof or upon expiration of the initial or any renewal term of this Agreement or pursuant to written notice by you in accordance with Section 4.1(b) hereof, you will be entitled to the payment of your annual base salary for a period of twelve (12) months from the date of termination or expiration, as the case may be, subject to an obligation on your part to seek gainful or other employment during such twelve (12) month period.  In addition, any CEO Options which have vested and remain unexercised prior to the date of termination of the CEO’s employment by the Company pursuant to Section 3.1(b) hereof or upon expiration of the initial or any renewal term of this Agreement or pursuant to written notice by you in accordance with Section 4.1(b) hereof shall remain exercisable and will not terminate until the date which is six (6) months after such termination, expiration or written notice.  In the event that you obtain employment in any capacity or in any position (including, but not limited to, any income you earn as an employee, consultant, agent, representative, principal, officer, or director) with any person or entity in the pharmaceutical and/or biotechnology industries during such twelve (12) month period, any payments due from the Company under this Section 4.2(a) shall be reduced, on a dollar for dollar basis, by the amount of any income generated by you pursuant to such employment up to six months of severance salary.

(b)                                 Termination by the Company for Cause.  In the event that your employment shall be terminated by the Company pursuant to Section 3.1(a) hereof (or if you voluntarily resign otherwise than for Good Reason in accordance with Section 3.1(b) hereof prior to the expiration of the then current term of this Agreement), you shall be entitled to no further compensation or other benefits under this Agreement, other than any Base Salary earned by you on or prior to the date of such termination, but not yet paid.  In addition, the Company shall reimburse you for any expenses incurred only through the date of such termination in accordance with Section 2.4 hereof.  Upon termination by the Company of your employment for Cause or termination for reason other than Good Reason by you, all of your rights under this Agreement (except as otherwise set forth herein) shall immediately terminate and the Company shall have no further obligation to you.

(c)                                  Termination Upon Death or Disability.  In the event that your employment shall be terminated pursuant to Section 3.1(c) or 3.1(d) hereof, the Company shall pay you (or your estate or trust or legal representatives) all Base Salary earned, but unpaid, through the date of termination, and shall reimburse you (or your estate or trust or legal representatives) for any expenses incurred through the date of such termination in accordance with Section 3.5 hereof.  In addition, the Company will provide you (or your estate or trust or legal representatives).

4.3                                 Nature of Payments.  All amounts to be paid by the Company to you pursuant to this Agreement (other than Base Salary, benefits, bonus or reimbursement of expenses) shall be considered by the parties to be severance payments.  In the event that such payments shall be treated as damages, it is expressly acknowledged by the parties hereto that damages to you for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof and are not a penalty.

4.4                                 Release.  Notwithstanding the foregoing, as a condition for the provision of the compensation and benefits set forth in this Section 4, you will be required to sign a release of all claims against the Company, its officers, agents, employees and the members of the Board, on such terms and form provided by the Company, which shall be binding on your estate, heirs, assignees, attorneys, agents and personal representatives as provided therein.

4.5                                 Relocation.  The Company will pay all travel expenses related to this travel and lodging while the Company is formulating and beginning the implementation of its new strategy.  Relocation of the CEO including timelines and expectations will be decided by the Board in its sole discretion during the first eight months of the CEO’s employment.  The decision to relocate will be based upon the business and strategic needs of the Company, the financial stability of the Company and the performance of the CEO in completing his assigned goals.  In the event the Board decides to relocate the CEO, the Board will discuss and approve a relocation expense allowance.

Confidentiality and Non-Competition

Subject to any provisions of any confidentiality agreement into which you and the Company may enter, you agree that you will not, during the term of the service on the Board and at any time thereafter, divulge or use, directly or indirectly, except in the course of your directorship, any Confidential Information (as defined below) or without the prior written approval of the Company.

In addition, you hereby agree that you will not, directly or indirectly, as an as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly-held company), and in any city, county, state or other geographic area where the Company is then marketing or selling its products or providing services, engage in the business of developing, producing, marketing or selling products or providing services of the kind or type reasonably related to the work being developed, produced, marketed, sold or provided by the Company.

Further, you hereby agree:

4.6                                 Upon request, to return to the Company any information, documents and other property you may have received as a result of your directorship; and

4.7                                 That the remedy at law for any breach of any of the foregoing will be inadequate and that the Company, in addition to any remedy at law, will be entitled to injunctive and other relief in cases of any such breach.  The provisions of this Section 3 shall survive the termination of the term of this Agreement.

4.8                                 As used herein, “Confidential Information” shall mean any and all information (oral and written) relating to the Company, including, without limitation, all information relating to trade secrets, intellectual property, software, technical or non-technical data, research and reports, customer information and lists, employee information, methods, techniques, financial data, financial plans or financial information, lists of actual or potential strategies, notes, marketing approaches, sales techniques, analyses, finances, business affairs or any other information, which, under all circumstances, ought reasonably to be treated as confidential and/or proprietary.

4.9                                 You will continue to be bound by the terms and conditions of this Section 5 for a period of five years after the termination of this Agreement, except in the case of the provisions set forth in the second paragraph of this Section 5 which shall survive for a period of two years after the termination of this Agreement.

5.             Miscellaneous

5.1                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

5.2                                 Arbitration.  Any controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement or any termination hereof shall be solely and finally settled by arbitration under the rules of the American Arbitration Association, and judgment on the award rendered in the arbitration may be entered in any court having jurisdiction thereof.  Any such arbitration shall be in the state of Delaware and shall be submitted to a single arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to the American Arbitration Association.  A decision of the arbitrator shall be final and binding upon the parties, and the arbitrator shall be authorized to apportion fees and expenses (including counsel fees and expenses), as the arbitrator shall deem appropriate.

5.3                                 Entire Agreement; Amendment.  This Agreement contains the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, written or oral, between the parties relating to the subject matter hereof.  This Agreement may not be amended except in a written document signed by you and the Company.

5.4                                 Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties as coming closest to expressing the intention of the invalid or unenforceable term or provision.

5.5                                 Notice.  Any notice to be given hereunder shall be in writing and delivered either in person, by nationally recognized overnight courier, or by registered or certified first class mail, postage prepaid, addressed to such address of the parties as set forth on the first page hereof.

5.6                                 Headings.  The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

5.7                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when together shall constitute one and the same agreement.

5.8                                 Liability Insurance.  Liability insurance shall be provided to you by the Company to the     same extent that it is provided to the other executive officers in the Company.

5.9                                 Indemnification.  The Company hereby indemnifies and holds you harmless against any and all losses, claims, suits, judgments, damages, liabilities, costs or expenses, including reasonable legal fees and expenses, to which you may become subject in connection with the good faith performance of your responsibilities under this Agreement.  This provision will survive termination of this Agreement.

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John, if the foregoing accurately represents your understanding, please sign below and return it to us.

Warmest regards,

THE IMMUNE RESPONSE CORPORATION.

By:

ACCEPTED AND AGREED IN ALL RESPECTS:

John Bonfiglio, Ph.D.